Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference to our firm’s reserves report dated January 30, 2025, containing information relating to Talos Energy Inc.’s estimated reserves, as of December 31, 2024, into this Registration Statement on Form S-3 of the Company, including any amendments thereto. We also hereby consent to the reference to our firm under the heading “Experts” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

May 22, 2025